Exhibit 10.1

August 10, 2009

Stephen E. Wessel
CEO & President
Guaranty Savings Bank
3798 Veterans Boulevard
Metairie, Louisiana, 70002

Re:  Change in Control Agreement

Dear Mr. Wessel:

In furtherance of the provisions and terms of your initial letter of engagement as Chief Executive Officer and President of Guaranty Savings Bank, dated November 28, 2005, as amended on February 26, 2008 and November 20, 2008 (the "Letter Agreement"), and your subsequent acceptance thereof, and more specifically the provisions regarding a Change in Control, the Board of Directors has decided and does hereby agree to extend the term of the Letter Agreement for an additional year, as follows:

If a Change in Control as defined in the Letter Agreement occurs during the next one (1) year of your employment as Chief Executive Officer and President, commencing January 1, 2010, and extending through December 31, 2010, and your employment is terminated for reasons other than cause, then you shall be entitled to and receive the following by the dates specified in the Letter Agreement:

a.	Accrued Base Salary through the date of termination of your employment; plus
b. c.
A lump sum payment equal to one year's Base Salary; and
Any other benefits to which you may be entitled upon your termination of employment with Guaranty, in accordance with the terms of the plans and programs of Guaranty.

/s/ Albert J. Zahn, Jr.
Albert J. Zahn, Jr., Chairman

I hereby acknowledge and accept the terms and provisions as set forth above on this 10th day of August, 2009

/s/ Stephen E. Wessel
Stephen E. Wessel

a Savings and Loan Holding Company

3798 Veterans Boulevard, Metairie, Louisiana 70002-5837
Telephone: (504) 457-6220     Facsimile: (504) 457-6227